Filed pursuant to Rule 424(b)(3)
Registration No: 333-287327

PROSPECTUS

Lithium Americas Corp.

43,707,080 Common Shares Offered by the Selling Shareholder

This prospectus relates to the offer and sale by the selling shareholder of up to an aggregate 43,707,080 Common Shares of the Company.

Such Common Shares are issuable upon the conversion of a convertible promissory note (the “Convertible Note”) issued and sold to an affiliate of Orion Resource Partners LP (“Orion”) at the closing of the Orion Investment. The Convertible Note is convertible into Common Shares, subject to certain conditions and limitations. We sold the Convertible Note in a transaction exempt from the registration requirements of the Securities Act, pursuant to a Transaction Agreement, dated as of March 5, 2025, with Orion (the “Transaction Agreement”). We are registering the resale of the Common Shares issuable upon conversion of the Convertible Note as required by the Registration Rights Agreement, dated as of April 1, 2025, that we entered into with Orion concurrently with the issuance of the Convertible Note.

This prospectus provides you with a general description of the Common Shares offered hereby and the general manner in which the selling shareholder, upon conversion of the Convertible Note, may offer such securities. More specific terms of any securities that the selling shareholder offer may be provided in a prospectus supplement, if required, that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of Common Shares to be offered by the selling shareholder. However, we will pay certain expenses, other than underwriting discounts and commissions, associated with the sale of Common Shares by the selling shareholder pursuant to this prospectus. Our registration of the Common Shares covered by this prospectus does not mean that the selling shareholder will offer or sell any of the Common Shares. The selling shareholder may sell the Common Shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling shareholder may sell the Common Shares in the section entitled “Plan of Distribution.”

Our Common Shares are traded on the NYSE and the TSX under the symbol “LAC.” The closing price for our Common Shares on May 14, 2025, was US$3.08 per share, as reported on the NYSE and was C$4.32 per share, as reported on the TSX.

Investing in our Common Shares involves risks. See “Risk Factors” beginning on page 8.

Neither the SEC nor any state securities commission has approved or disapproved of the Common Shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 23, 2025.

Neither we nor the selling shareholder have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the selling shareholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Common Shares offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling shareholder may, from time to time, offer and sell any combination of the Common Shares described in this prospectus in one or more offerings. This prospectus generally describes Lithium Americas Corp. and its securities, including its Common Shares. The selling shareholder may use the shelf registration statement to sell up to an aggregate of 43,707,080 Common Shares from time to time through any means described in the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of the Common Shares to be offered by the selling shareholder. However, we will pay certain expenses, other than underwriting discounts and commissions, associated with the sale of Common Shares by the selling shareholder pursuant to this prospectus. More specific terms of any shares of the Common Shares that the selling shareholder offers may be provided in a prospectus supplement, if required, that describes, among other things, the specific amounts and prices of the Common Shares being offered and the terms of the offering. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

No offer of the Common Shares will be made in any jurisdiction where the offer is not permitted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus contains or incorporates by reference information that includes or is based upon “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, are forward-looking statements and can be identified by the use of statements that include, but are not limited to, words, such as “anticipate,” “plan,” “continue,” “estimate,” “expect,” “may,” “will,” “project,” “predict,” “proposes,” “potential,” “target,” “implement,” “schedule,” “forecast,” “intend,” “would,” “could,” “might,” “should,” “believe” and similar terminology, or statements that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved. Forward-looking statements in this prospectus, including the documents incorporated by reference, includes, but is not limited to:

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statements relating to the anticipated sources and uses of funds to complete project financing, statements relating to the JV Transaction with GM, the DOE Loan and the Orion Investment, including statements regarding satisfaction of draw down conditions on the DOE Loan and expected timing for first draw down on the DOE Loan;

•	expectations about the extent that the JV Transaction, DOE Loan, the Orion Investment and cash on hand would fund the development and construction of the Project on schedule or at all;

•	expectations and timing on the commencement of major construction and first production;

•	project de-risking initiatives;

•

expectations related to the construction build, job creation and nameplate capacity of the Project as well as other statements with respect to the Company’s future objectives and strategies to achieve these objectives, including the future prospects of the Company;

•	the estimated cash flow, capitalization and adequacy thereof for the Company;

•

the estimated costs of the development of the Project, including timing, progress, approach, continuity or change in plans, construction, commissioning, milestones, anticipated production and results thereof and expansion plans;

•	cost and expected benefits of the transloading terminal;

•	cost and expected benefit of the limestone quarry;

•	anticipated timing to resolve, and the expected outcome of, any complaints or claims made or that could be made concerning the permitting process in the U.S. for the Project;

•	the timely completion of environmental reviews and related consultations, and receipt or issuance of permits and approvals, in the U.S. for the Company’s development and resultant operations;

•	capital expenditures and programs;

•	estimates, and any change in estimates, of the mineral resources and mineral reserves at the Project;

•	development of mineral resources and mineral reserves;

•

the realization of mineral resources and mineral reserves estimates, including whether certain mineral resources will ever be developed into mineral reserves, and information and underlying assumptions related thereto;

•	government regulation of mining operations and treatment under governmental and taxation regimes; the future price of commodities, including lithium;

•	the creation of a battery supply chain in the U.S. to support the electric vehicle market;

•	the timing and amount of future production, currency exchange and interest rates;

•	the Company’s ability to raise capital;

•	expected expenditures to be made by the Company on the Project;

•	statements relating to revised capital cost estimates;

•	ability to produce high purity battery-grade lithium products;

•	settlement of agreements related to the operation and sale of mineral production as well as contracts in respect of operations and inputs required in the course of production;

•	the timing, cost, quantity, capacity and product quality of production at the Project;

•	successful development of the Project, including successful results from the Company’s testing facility and third-party tests related thereto;

•

statements with respect to the expected economics of the Project, including capital costs, operating costs, sustaining capital requirements, after-tax net present value and internal rate of return, pricing assumptions, payback period, sensitivity analyses, net cash flows and life of mine;

•	anticipated job creation and the completion of the workforce hub;

•

the expectation that the National Construction Agreement (Project Labor Agreement) with North America’s Building Trades Unions for construction of Phase 1 of the Project will minimize construction risk, ensure availability of skilled labor, address the challenges associated with the Project’s remote location and be effective in prioritizing employment of local and regional skilled craft workers, including members of underrepresented communities;

•	the expected workforce development training program being prepared with Great Basin College;

•	the Company’s commitment to sustainable development, limiting the environmental impact at the Project and plans for phased reclamation during the life of mine including use benefits of growth media;

•	ability to achieve capital cost efficiencies;

•	anticipated use of any future proceeds and earnings related to the Project;

•	anticipated plans regarding the payment or non-payment of dividends; and

•

as well as other statements with respect to management’s beliefs, plans, estimates and intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

Forward-looking statements involve known and unknown risks, assumptions and other factors that may cause actual results or performance to differ materially. Forward-looking statements reflect the Company’s current views about future events, and while considered reasonable by the Company as of the date of this prospectus, are inherently subject to significant uncertainties and contingencies. Accordingly, there can be no certainty that they will accurately reflect actual results. Assumptions and other factors upon which such forward- looking statements is based include, without limitation:

•	expectations regarding Phase 2 of the Project, including financing;

•	the ability of LN to draw down on the DOE Loan on the anticipated timeline, or at all, and the absence of material adverse events affecting the Company during the construction of the Project;

•	the ability of LN to satisfy all draw down conditions for the DOE Loan in a timely manner;

•	the ability of the Company to perform conditions and meet expectations regarding the Company’s financial resources and future prospects;

•	the ability to meet future objectives and priorities;

•	a cordial business relationship between the Company and third-party strategic and contractual partners;

•	the risk of tax liabilities as a result of the Arrangement and general business and economic uncertainties and adverse market conditions;

•	the risk that the Arrangement may not be tax-free for income tax purposes and potential significant tax liabilities that the Company may be exposed to if the tax-deferred spinoff rules are not met;

•	the risk of tax indemnity obligations owed by the Company to Lithium Argentina following the Arrangement becoming payable, including as a result of events outside of the Company’s control;

•	the availability of equipment and facilities necessary to complete development and construction of the Project;

•	unforeseen technological and engineering problems;

•

changes in general economic and geopolitical conditions, including as a result of regulatory changes by the current U.S. presidential administration, higher interest rates, the rate of inflation, a potential economic recession and potential changes in U.S. trade policy, including the imposition of tariffs and the resulting consequences on, among other things, the extractive resource industry, the green energy transition and the electric vehicle market;

•	uncertainties inherent to feasibility studies and mineral resource and mineral reserve estimates;

•	the mine processing facilities, based on the results of the testing facility and third-party tests, performing as expected;

•	the ability of the Company to secure sufficient additional financing, advance and develop the Project, and to produce battery-grade lithium;

•	the respective benefits and impacts of the Project when production operations commence;

•	settlement of agreements related to the operation and sale of mineral production as well as contracts in respect of operations and inputs required in the course of production;

•	the Company’s ability to operate in a safe and effective manner, and without material adverse impact from the effects of climate change or severe weather conditions;

•	uncertainties relating to receiving and maintaining mining, exploration, environmental and other permits or approvals in Nevada;

•	demand for lithium, including that such demand is supported by growth in the electric vehicle market and lithium-ion battery market;

•	current technological trends;

•	the impact of increasing competition in the lithium business, and the Company’s competitive position in the industry;

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continuing support of local communities and the Fort McDermitt Paiute and the Shoshone Tribe in relation to the Project, and continuing constructive engagement with these and other stakeholders, and any expected benefits of such engagement;

•	risks related to cost, funding and regulatory authorizations to develop a workforce housing facility;

•	the stable and supportive legislative, regulatory and community environment in the jurisdictions where the Company operates;

•	impacts of inflation, deflation, currency exchange rates, interest rates and other general economic and stock market conditions;

•	the impact of unknown financial contingencies, including litigation costs, environmental compliance costs and costs associated with the impacts of climate change, on the Company’s operations;

•	increased attention to environmental, social, governance and safety and sustainability-related matters;

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risks related to the Company’s public statements with respect to such matters that may be subject to heightened scrutiny from public and governmental authorities related to the risk of potential “greenwashing,” (i.e., misleading information or false claims overstating potential sustainability- related benefits);

•	risks that the Company may face regarding potentially conflicting initiatives from certain U.S. state or other governments;

•	estimates of, and unpredictable changes to, the market prices for lithium products;

•	development and construction costs for the Project, and costs for any additional exploration work at the project;

•	estimates of mineral resources and mineral reserves, including whether mineral resources not included in mineral reserves will be further developed into mineral reserves;

•	some of the modifying factors used to convert mineral resources to mineral reserves may change materially, and could materially impact the mineral reserve estimate;

•	reliability of technical data;

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anticipated timing and results of exploration, development and construction activities, including the impact of ongoing supply chain disruptions and availability of equipment and supplies on such timing;

•	timely responses from governmental agencies responsible for reviewing and considering the Company’s permitting activities at the Project;

•	availability of technology, including low carbon energy sources and water rights, on acceptable terms to advance the Project;

•	government regulation of mining operations and mergers and acquisitions activity, and treatment under governmental, regulatory and taxation regimes;

•	ability to realize expected benefits from investments in or partnerships with third parties; accuracy of development budgets and construction estimates;

•	that the Company will meet its future objectives and priorities;

•	that the Company will have access to adequate capital to fund its future projects and plans;

•	that such future projects and plans will proceed as anticipated;

•	compliance by the JV Partners with terms of agreements and the ability of the JV Partners to fund their share of funding obligations for the Project;

•	the lack of any material disputes or disagreements between the JV Partners;

•	the regulation of the mining industry by various governmental agencies;

•	as well as assumptions concerning general economic and industry growth rates, commodity prices, resource estimates, currency exchange and interest rates and competitive conditions.

Although the Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that these assumptions and expectations will prove to be correct.

Readers are cautioned that the foregoing lists of factors are not exhaustive. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. As such, readers are cautioned not to place undue reliance on this information, and that this information may not be appropriate for any other purpose, including investment purposes. The Company’s actual results could differ materially from those anticipated in any forward-looking statements as a result of the risk factors set out herein, and in the Company’s other continuous disclosure documents available on EDGAR at www.sec.gov. All forward-looking statements contained in this prospectus is expressly qualified by the risk factors set out in the aforementioned documents. Readers are further cautioned to review the full description of risks, uncertainties and management’s assumptions in the aforementioned documents and other disclosure documents available on EDGAR. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

INFORMATION ABOUT THE COMPANY

Our Company

We are a Canadian-based resource and materials company focused on developing, building and operating significant lithium deposits and chemical processing facilities. Our flagship asset is Thacker Pass. Thacker Pass is owned by LN, a wholly owned subsidiary of Lithium Nevada Ventures, the JV between the JV Partners. We own a 62% interest in Thacker Pass and will manage the Project, and GM owns a 38% interest in Thacker Pass.

Thacker Pass “Phase 1” refers to the anticipated initial phase of production, targeting 40,000 t/y of battery- grade Li2CO3, “Phase 2” refers to a possible second phase of production at Thacker Pass, targeting an additional 40,000 t/y, “Phase 3” refers to a possible third phase of production at Thacker Pass, targeting an additional 40,000 t/y, “Phase 4” refers to a possible fourth phase of production at Thacker Pass, targeting an additional 40,000 t/y, “Phase 5” refers to a fifth phase of development that would add an additional beneficiation circuit and sulfuric acid plant, without an additional Li2CO3 processing plant, for total planned production capacity of 160,000 t/y.

We also hold investments in GT1 and Ascend Elements, and exploration properties in the U.S. and Canada.

Our Common Shares are listed on the NYSE and on the TSX under the symbol “LAC.”

Amounts stated in this prospectus are in United States dollars, unless otherwise indicated.

Company Information

Our principal executive offices are located at 3260 – 666 Burrard Street, Vancouver, BC V6C 2X8, and our telephone number is (778) 656-5820. Our website is www.lithiumamericas.com. The information found on our website is not part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider those risk factors described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than, in each case, information furnished rather than filed), which are incorporated by reference herein, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our Common Shares could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities, you should also refer to the other information contained in or incorporated by reference into this prospectus, including the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Common Shares offered under this prospectus. Any proceeds from the sale of Common Shares under this prospectus will be received by the selling shareholder. However, pursuant to the Registration Rights Agreement, dated April 1, 2025, by and among the Company and each of the Holders set forth on the signature pages thereto (the “Registration Rights Agreement”), we will pay certain expenses, other than underwriting discounts and commissions, associated with the sale of Common Shares by the selling shareholder pursuant to this prospectus.

SELLING SHAREHOLDER

Beneficial Ownership

Up to 43,707,080 Common Shares may be offered for resale by the selling shareholder under this prospectus.

In connection with the Closing of the Orion Investment, on April 1, 2025 (the “Issuance Date”), the Company issued to an affiliate of Orion Resource Partners LP (the “Investor”) the Convertible Note in the total original principal amount of $195 million. The Convertible Note is convertible into Common Shares, subject to certain conditions and limitations.

The Convertible Note provides a conversion right that allows the holder, at any time after the Issuance Date, to convert all or any portion of the principal amount of the Convertible Note, together with any accrued and unpaid interest (together, the “Conversion Amount”), into Common Shares at an initial conversion price of $3.78 per Common Share, subject to adjustment in accordance with the terms of the Convertible Note (the “Conversion Price”). The holder of the Convertible Note shall not have the right to any Common Shares otherwise issuable under the Convertible Note to the extent that any such issuance would result in (i) the holder of the Convertible Note (together with any future holder, collectively, the “Convertible Noteholder”) and its affiliates, if acting as a group and required to aggregate their beneficial ownership of Common Shares pursuant to Section 13(d) of the Exchange Act, owning more than 9.99% of the issued and outstanding Common Shares at the time of the conversion, subject to a potential increase to a 19.99% cap pursuant to certain notice requirements (the “Beneficial Ownership Limitation”) or (ii) the Convertible Noteholder holding more than the lesser of (a) 19.99% of the issued and outstanding Common Shares as of immediately prior to entry into the Transaction Agreement and (b) 19.99% of the issued and outstanding Common Shares at the time of conversion (the “Conversion Cap”). As a result of the Conversion Cap, the Convertible Note has a maximum Conversion Amount of 43,707,080 Common Shares. In accordance with the terms of the Registration Rights Agreement, this prospectus covers the resale of the maximum number of Common Shares issuable upon conversion of the Convertible Note without regard to any limitations on the conversion of such Convertible Note, including the Beneficial Ownership Limitation.

The following table sets forth the number of Common Shares being offered by the selling shareholder, including its donees, pledgees, transferees or other successors-in-interest, subject to the transfer restrictions described in this prospectus and the documents incorporated by reference herein, based on the assumptions that: (i) all shares registered for sale by this registration statement will be sold by or on behalf of the selling shareholder and (ii) no other Common Shares will be acquired prior to completion of this offering by the selling shareholder. The following table also sets forth the number of shares known to us, based upon information furnished by, or on behalf of, the selling shareholder, to be beneficially owned by the selling shareholder as of May 13, 2025, assuming the full conversion of the Convertible Note on that date and without regard to any limits on conversion, including the Beneficial Ownership Limitation. The selling shareholder is not making any representation that any shares covered by this prospectus will be offered for sale. The selling shareholder reserves the right to accept or reject, in whole or in part, any proposed sale of the shares.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to Common Shares and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the Common Shares beneficially owned by them. Except as described in the footnotes to the following table and under “Material Relationships with Selling Shareholders” below, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any Common Shares in this table does not constitute an admission of beneficial ownership for the person named below.

Holders of our Common Shares vote together as a single class. As of May 8, 2025, we had (i) 218,904,876 Common Shares outstanding and (ii) $195 million in principal amount of the Convertible Note outstanding, which is convertible into 43,707,080 Common Shares at the option of the holder of such note, subject to the Beneficial Ownership Limitation. The percentages in the table below assume the full conversion of the Convertible Note without regard for to any limits on conversion, including the Beneficial Ownership Limitation.

	Shares Beneficially Owned Before the Offering			Shares Beneficially Owned After the Offering
Selling shareholder:	Common Shares	Voting Power(1)	Number of Common Shares that may be sold hereby(2)	Common Shares	Voting Power(1)
OMF Fund IV SPV M LLC (3)	43,707,080	16.64%	43,707,080	—	—

(1)	Represents percentage of voting power of our Common Shares.
(2)

Represents the number of shares being registered on behalf of the selling shareholder pursuant to this registration statement, which may be less than the total number of shares held by the selling shareholder.

(3)

Represents Common Shares issuable upon conversion of the Convertible Note that are beneficially owned by OMF Fund IV SPV M LLC. The Common Shares are directly owned by Oskar Lewnowski, who is the managing member of OMFM GP LLC, which is a wholly owned subsidiary of Orion Mine Finance Management LP, which is a wholly owned subsidiary of OMF Fund IV SPV M LLC. The Common Shares are subject to a beneficial ownership limitation of 9.99%, which restricts the Selling Shareholder from converting that portion of the Convertible Note that would result in the Selling Shareholder and its affiliates owning, after conversion, a number of Common Shares in excess of the Beneficial Ownership Limitation. The business address of OMF Fund IV SPV M LLC is 7 Bryant Park, 25th Floor, 1045 Avenue of the Americas, New York, NY 10018.

Material Relationships with Selling Shareholders

Our material relationship with the selling shareholder and its affiliates are set forth in our Current Report on Form 8-K filed on April 7, 2025, which is incorporated herein by reference.

Any applicable prospectus supplement, amendment or other permissible disclosure document will also disclose whether the selling shareholder has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

The Common Shares are being registered to permit the selling shareholder to offer and sell such shares from time to time after the date of this prospectus. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We will not receive any of the proceeds from the offering by the selling shareholder of the Common Shares offered under this prospectus. We will bear the fees and expenses incurred by us in connection with our obligation to register the Common Shares pursuant to the Registration Rights Agreement. If the shares are sold through underwriters or broker-dealers, we will not be responsible for underwriting discounts or commissions or agents’ commissions.

The selling shareholder may use any one or more of the following methods when disposing of the Common Shares pursuant to this prospectus or interests therein:

•	on the NYSE, TSX or any national securities exchange or quotation service on which the Common Shares may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Common Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in underwritten transactions;

•	distributions to members, general partners and limited partners;

•	short sales effected after the date the registration statement of which this prospectus is a part becomes effective;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such Common Shares at a stipulated price per security; and

•	a combination of any such methods of sale or by any other legally available means.

In addition, any Common Shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the Common Shares owned by it and, if the selling shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the selling shareholder to include the pledgee, transferee or other successors in interest as the selling shareholders under this prospectus. In connection with the sale of our Common Shares or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Common Shares in the course of hedging the positions they assume.

The selling shareholder may also sell our Common Shares short and deliver these securities to close out its short positions, or loan or pledge our Common Shares to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholder also may transfer the Common Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling shareholders for purposes of this prospectus. The number of Common Shares beneficially owned by the selling shareholder will decrease as and when it transfers its securities or defaults in performing obligations secured by such shares. The plan of distribution for the Common Shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, distributees, pledgees, affiliates, other secured parties or other successors in interest will be selling shareholders for purposes of this prospectus.

The aggregate proceeds to the selling shareholder from the sale of the Common Shares will be the purchase price of the Common Shares less discounts and commissions, if any.

In offering the Common Shares covered by this prospectus, the selling shareholder and any broker-dealers who execute sales for the selling shareholder may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling shareholder and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. If the selling shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To the extent required, the Common Shares to be sold, the name of the selling shareholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Under the securities laws of some states, if applicable, the Common Shares registered hereby may be sold in those states only through registered or licensed brokers or dealers. In addition, in some states such Common Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling shareholder is subject to the applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the Common Shares offered in this prospectus by the selling shareholder. The anti- manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling shareholder and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of our Common Shares and the ability of any person or entity to engage in market-making activities for the Common Shares.

We cannot assure you that the selling shareholder will sell all or any portion of the Common Shares registered pursuant to this registration statement. The selling shareholder may have agreements with underwriters, dealers and agents to indemnify it against certain civil liabilities, including liabilities under the Securities Act, and to reimburse it for certain expenses.

DESCRIPTION OF COMMON SHARES

The following summary of certain material provisions of our capital stock does not purport to be complete and is subject to and qualified by reference to our Articles.

Common Shares

The Company is authorized to issue an unlimited number of Common Shares without par value of which, as at May 8, 2025, a total of 218,904,876 Common Shares are issued and outstanding. Holders of Common Shares are entitled to receive notice of and to attend all meetings of shareholders and to one vote in respect of each Common Share held at all such meetings. Subject to the rights of holders of any other class of shares of the Company entitled to receive dividends in priority, shareholders will be entitled to receive dividends if, as and when declared by the Board of Directors out of the assets of the Company properly applicable to the payment of dividends. In the event of the liquidation, dissolution or winding up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, shareholders will be entitled to all remaining property and assets of the Company on a share for share basis.

Other than the participation right held by GM and discussed in more detail below, the Common Shares are not subject to pre-emptive, redemption, purchase or conversion rights. There are no sinking fund provisions in relation to the Common Shares and they are not liable to further calls or assessment by the Company. The BCBCA and our Articles provide that the rights and restrictions attached to any class of shares may not be modified, amended or varied unless consented to by special resolution passed by not less than two-thirds of the votes cast in person or by proxy by holders of shares of that class.

GM Investor Rights Agreement

GM has certain board nomination rights, oversight and demand registration and piggy-back registration rights and securities offering participation rights, and is also subject to certain standstill limitations pertaining to take-over bids (and similar transactions) until a period that ends on the earlier of (i) five years from the date of the Separation, and (ii) one year following the date of the commencement of commercial production for Phase 1 as outlined in the Offtake Agreement.

Election of Directors

Directors are elected annually for a term of one year, as approved by the vote of shareholders entitled to vote at the annual general meeting for the election of directors, or in the unanimous resolution that appoints, such directors. All directors cease to hold office immediately before the election or appointment of such directors, but are eligible for re-election or re-appointment.

Dividends and Distributions

The Company has not paid any dividends since its incorporation and does not currently have a policy with respect to the payment of dividends. It is anticipated that the Company will not have a fixed dividend policy and will not declare any dividends on the Common Share for the immediate future; rather, all available funds of the Company will be kept as retained earnings to fund operations, used to undertake exploration and development programs on its mineral properties, and for the acquisition of additional mineral properties for the foreseeable future. Any future payment of dividends will depend, among other things, upon the Company’s earnings, capital requirements and operating and financial condition. Generally, dividends can only be paid if a corporation has retained earnings. There can be no assurance that the Company will generate sufficient earnings to allow it to pay dividends.

LEGAL MATTERS

The validity of our Common Shares offered by this prospectus will be passed upon for us by Cassels Brock & Blackwell LLP, Toronto, Ontario. Certain legal matters in connection with this offering will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in audit and accounting.

The estimates of mineral resources and mineral reserves and related information of the Project incorporated by reference herein are based upon analyses contained in the S-K 1300 Technical Report, with an effective date of December 31, 2024, and performed by SGS Canada Inc., Sawtooth Mining LLC, NewFields Mining Design & Technical Services, and EXP U.S. Services Inc. Such estimates and related information have been so incorporated in reliance upon the authority of such firms as experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to the shares of our securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of such contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Our registration statement, of which this prospectus constitutes a part, and the exhibits and schedules thereto can be downloaded from the SEC’s website. We file with or furnish to the SEC periodic reports and other information. These reports and other information may be obtained from the SEC’s website as provided above. Our website is located at www.lithiumamericas.com. We make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, amendments to those reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus, and investors should not rely on such information in making a decision to purchase our securities.

We furnish or make available to our shareholders annual reports containing our audited financial statements prepared in accordance with U.S. GAAP. We also furnish or make available to our shareholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

In particular, we incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing and prior to effectiveness of the registration statement that contains this prospectus and prior to the time that all the Common Shares offered by this prospectus have been sold by the selling shareholder as described in this prospectus (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules) or such registration statement has been withdrawn:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 28, 2025;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2025, filed with the SEC on May 15, 2025;

•

our Current Reports on Form 8-K, filed on January 7, 2025, January  7, 2025, March  11, 2025, March  28, 2025, and April 7, 2025 (except that, with respect to each of the foregoing Current Reports, any portion thereof which are furnished and not filed shall not be deemed incorporated by reference into this prospectus); and

•

the description of the Common Shares contained in our Registration Statement on Form 20-F, filed with the SEC on August 22, 2023, as amended, and declared effective by the SEC on September 28, 2023, including any amendment or report filed for the purpose of amending such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:

3260 – 666, Burrard Street

Vancouver, BC V6C 2X8

(778) 656-5820

Attention: Investor Relations

Lithium Americas Corp.

43,707,080 Common Shares Offered by the Selling Shareholder

PROSPECTUS

May 23, 2025